Exhibit 99.1

Hexion Specialty Chemicals, Inc.	NEWS RELEASE
180 East Broad Street
Columbus, OH 43215
hexion.com

For Immediate Release

HEXION SPECIALTY CHEMICALS, INC. ANNOUNCES RECEIPT OF REQUIRED CONSENTS IN CONSENT SOLICITATIONS FOR CERTAIN OF ITS OUTSTANDING NOTES AND OUTSTANDING NOTES OF HUNTSMAN INTERNATIONAL INC.

COLUMBUS, OHIO – (October 22, 2008) – Hexion Specialty Chemicals, Inc. (“Hexion” or the “Company”) announced today that Nimbus Merger Sub Inc., a wholly owned subsidiary of Hexion (“Nimbus”), had received, as of 5:00 p.m. New York City time on October 22, 2008, tenders and consents from holders of (A) (i) 86.06% of the outstanding principal amount of Second-Priority Senior Secured Floating Rate Notes due 2014 (CUSIP No. 428303AG6) (the “Floating Rate Notes”) and (ii) 96.13% of the outstanding principal amount of 9 3/4% Second-Priority Senior Secured Notes due 2014 (CUSIP No. 428303AH6) (the “9 3/4% Notes” and, together with the Floating Rate Notes, the “Hexion Notes”) issued by Hexion U.S. Finance Corp. and Hexion Nova Scotia Finance, ULC, and (B) (i) 96.42% of the outstanding principal amount of 11 5/8% Senior Secured Notes due 2010 (CUSIP No. 44701RAE0) (the “Huntsman 11 5/8% Notes”), (ii) 99.53% of the outstanding principal amount of 11 1/2% Senior Notes due 2012 (CUSIP No. 44701RAG5) (the “Huntsman 11 1/2% Notes”), (iii) 98.65% of the outstanding principal amount of 7 3/8% Senior Subordinated Notes due 2015 (CUSIP No. 44701QAK8) (the “Huntsman 7 3/8% Notes”), (iv) 98.94% of the outstanding principal amount of 7 1/2% Senior Subordinated Notes due 2015 (CUSIP No. 44701QAL6) (the “Huntsman 7 1/2% Notes”), (v) 97.49% of the outstanding principal amount of 7 7/8% Subordinated Notes due 2014 (CUSIP No. 44701QAP7) (the “Huntsman 7 7/8% Notes”) and (vi) 92.63% of the outstanding principal amount of 6 7/8% Subordinated Notes due 2013 (Reg. S ISIN No. XS0274281186, Rule 144A ISIN No. XS0274281855) (the “Huntsman 6 7/8% Notes” and, collectively with the Huntsman 11 5/8% Notes, Huntsman 11 1/2% Notes, Huntsman 7 3/8% Notes, Huntsman 7 1/2% Notes and Huntsman 7 7/8% Notes, the “Huntsman Notes”), in each case issued by Huntsman International Inc. (formerly known as Huntsman International LLC) (“Huntsman”), in connection with the previously announced cash tender offers and consent solicitations by Nimbus for the Hexion Notes and the Huntsman Notes (together, the “Notes”).

As a result of the receipt of the requisite consents, Hexion intends to and Huntsman is expected to enter into supplemental indentures effecting the proposed amendments, substantially as described in the respective Offers to Purchase and Consent Solicitation Statements, each dated October 8, 2008 and the related Consents and Letters of Transmittal (the “Offer Documents”), with the trustees under the respective indentures. The proposed amendments, which will eliminate most of the restrictive covenants and certain events of default, will become effective when Nimbus accepts for purchase the Notes validly tendered pursuant to the terms of the Offer Documents. In addition, the proposed amendments will terminate the security interests securing obligations under the Hexion Notes.

In accordance with the terms of the Offer Documents, tendered Notes may no longer be withdrawn and delivered consents may no longer be revoked, unless the tender offers and the consent solicitations are terminated without any Notes being purchased or the Company is required by law to permit withdrawal or revocation.

The pricing terms for the Hexion Notes, the Huntsman 7 3/8% Notes, the Huntsman 7 1/2% Notes, the Huntsman 7 7/8% Notes and the Huntsman 6 7/8% Notes will be determined as described in the respective Offer Documents and will be announced on October 23, 2008 (unless Nimbus, in its sole discretion, establishes a new price determination date).

The tender offers are subject to the conditions set forth in the Offer Documents, including obtaining the financing necessary to pay for the Notes and consents in accordance with the terms of the tender offers and consent solicitations.

Nimbus has retained Oppenheimer & Co. Inc. to act as Dealer Manager in connection with the tender offers and consent solicitations. Questions about the tender offers and consent solicitations may be directed to Oppenheimer & Co. Inc., at (800) 274-2746 (toll free) or (212) 885-4646 (collect). Copies of the Offer Documents and other related documents may be obtained from D.F. King & Co., Inc., the information agent for the tender offers and consent solicitations, at (800) 290-6426 (toll free) or (212) 269-5550 (collect).

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the management of Hexion Specialty Chemicals, Inc. (which may be referred to as “Hexion,” “we,” “us,” “our” or the “Company”) may from time to time make oral forward-looking statements. Forward looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” or similar expressions. Forward-looking statements reflect our current views about future events and are based on currently available financial, economic and competitive data and on our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our markets, services, prices and other factors as discussed in our 2007 Annual Report on Form 10-K, and our other filings, with the Securities and Exchange Commission (SEC). Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: our pending merger with Huntsman Corporation, including the related pending litigation; economic factors such as an interruption in the supply of or increased pricing of raw materials due to natural disasters; competitive factors such as pricing actions by our competitors that could affect our operating margins; and regulatory factors such as changes in governmental regulations involving our products that lead to environmental and legal matters as described in our 2007 Annual Report on Form 10-K, and our other filings, with the SEC.

About the Company

Based in Columbus, Ohio, Hexion Specialty Chemicals serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion Specialty Chemicals is controlled by an affiliate of Apollo Management, L.P. Additional information is available at www.hexion.com

Contacts

Investors:

John Kompa, +1 614 225 2223

Director, Investor Relations

john.kompa@hexion.com

Media:

Peter F. Loscocco, +1 614 225 4127

Vice President, Public Affairs

peter.loscocco@hexion.com

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